Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations: Amy Wakeham IR@integer.net 214.618.4978 Media Relations: Kelly Butler kelly.butler@integer.net 214.618.4216

Integer Announces Leadership Change

FRISCO, TEXAS, March 27, 2017 – Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Thomas J. Hook has stepped down as Integer’s President & Chief Executive Officer, effective immediately. Mr. Hook will continue to serve as a director of Integer until the 2017 Annual Meeting of Stockholders, but he will not stand for re-election to the Board.

Mr. Hook stated, “It has been an honor to lead Integer for 13 years, the last 11 as CEO. I am proud of what we have accomplished as a team, and I strongly believe that Integer has the strengths and capabilities to continue its growth in our industry. It has been my great privilege to work with dedicated and skilled Associates at Integer and with committed Customers around the world. I am grateful for the commitment and hard work of the Integer team as we have established our Company as a global MDO leader with best in class performance.”

Joseph W. Dziedzic, who has served as a Director of Integer since February 2013, has been appointed by Integer’s Board of Directors to serve as Interim President & Chief Executive Officer. Mr. Dziedzic previously was Executive Vice President and Chief Financial Officer for The Brink’s Company from 2009 to 2016. Prior to joining The Brink’s Company in 2009, Mr. Dziedzic had a 20-year career with General Electric, including leadership roles in six different businesses, including General Electric Medical Systems.

Integer’s Board of Directors has initiated a comprehensive search for a new President & Chief Executive Officer. The Board has retained Russell Reynolds Associates, a leading executive search firm, to assist in the process. In addition, Integer’s Board has formed an ad hoc Transition Committee to support the CEO search and provide assistance in the transition to the new President & Chief Executive Officer.

Bill Sanford, Chairman of the Board of Integer, commented, “On behalf of the Board, we want to thank Tom for his contributions to Integer. Much has been achieved under his leadership, and we wish him continued success in his future endeavors.” Mr. Sanford continued, “Given our sound financial footing and the substantial completion of the Lake Region Medical integration, the Board and Tom agree that now is the right time to transition leadership for Integer’s next period of growth. We are pleased that Joe Dziedzic will serve as Interim CEO. Joe has been an active and valuable contributor to the Integer Board and has a deep understanding of our business.”

Mr. Dziedzic stated, “I look forward to working with the Integer management team to continue executing our strategy of delivering innovative, cost-effective solutions to our Customers while generating profitable growth for our Company.”

About IntegerTM

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company’s brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Integer.net